Exhibit 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

BRAEMAR HOTELS & RESORTS Declares PREFERRED

Dividends For FIRST QUARTER OF 2020

DALLAS, March xx, 2020 – Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.3438 per diluted share for the Company’s 5.5% Series B Cumulative Convertible Preferred Stock for the first quarter ending March 31, 2020. The dividend, which equates to an annual rate of $1.375 per share, is payable on April 15, 2020, to shareholders of record as of March 31, 2020.

The Board declared a quarterly cash dividend of $0.5156 per diluted share for the Company’s 8.25% Series D Cumulative Preferred Stock for the first quarter ending March 31, 2020. The dividend, which equates to an annual rate of $2.0625 per share, is payable on April 15, 2020, to shareholders of record as of March 31, 2020.

The Company and its Board announced a suspension of its previously announced 2020 common stock dividend policy and the Company will not pay a dividend on the common stock for the first quarter ending March 31, 2020. The Board will continue to monitor the situation and assess future quarterly common dividend declarations and usage of excess cash accordingly.

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Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.

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Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements in this press release may include, among others, statements about the implied share price for the Company's common stock. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Braemar’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: the impact of the novel strain of coronavirus (COVID-19) on our business; general conditions of the capital markets and the market price of our common stock and preferred stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Braemar’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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